Exhibit 99.1

For Immediate Release
NASDAQ Stock Market:    MCBC

Macatawa Bank Corporation Reports
Fourth Quarter and Full Year 2017 Results

HOLLAND, Mich. (January 25, 2018) – Macatawa Bank Corporation (NASDAQ: MCBC) today announced its results for the fourth quarter and full year of 2017, reflecting continued strong financial performance.

•	Net income of $2.2 million in fourth quarter 2017 versus $4.1 million in the fourth quarter 2016
•	Full year 2017 net income of $16.3 million versus $16.0 million in 2016
•	Fourth quarter and full year 2017 earnings were reduced by $2.5 million to record the impact of recently enacted tax reform on the value of the Company’s net deferred tax assets
•	Pretax earnings increased by 13% and 22% for the fourth quarter and full year 2017, respectively, compared to the same periods in the prior year
•	Continued trend of increased total revenue with reduction in expenses
•	Loan portfolio balances up by $40 million (3%), from a year ago
•	Bond financing to business customers up by $26 million from a year ago
•	Core deposit balances up by $130 million (9%), from a year ago
•	Asset quality metrics remained strong

Macatawa reported net income of $2.2 million, or $0.06 per diluted share, in the fourth quarter 2017 compared to $4.1 million, or $0.12 per diluted share, in the fourth quarter 2016.  For the full year 2017, the Company reported net income of $16.3 million, or $0.48 per diluted share compared to $16.0 million, or $0.47 per diluted share, for the same period in 2016.  The fourth quarter and full year 2017 earnings were reduced by $2.5 million resulting from an increase in federal income tax expense necessary to revalue the Company’s net deferred tax assets at the end of the year.

On December 22, 2017, “H.R.1”, formerly known as the “Tax Cuts and Jobs Act”, was signed into law.  This new tax law, among other items, reduces the Company’s federal corporate tax rate from 35% to 21% effective January 1, 2018. Macatawa anticipates that this tax rate change should reduce its federal income tax liability in future years beginning with 2018.  However, the new tax law impacted the Company’s 2017 operating results as well.  U.S. generally accepted accounting principles require companies to re-value their deferred tax assets and liabilities as of the date of enactment, with resulting tax effects accounted for in the reporting period of enactment.  Since the enactment took place in December 2017, the Company revalued downward its net deferred tax assets in its reporting periods ended December 31, 2017 resulting in the $2.5 million reduction to earnings in those periods.

“We are pleased to report strong operating performance for the fourth quarter and full year of 2017”, said Ronald L. Haan, President and CEO of the Company.  “Earnings improvement continues to be driven primarily by improvement in net interest income resulting from growth in balances of loans and bond financing to businesses, supported by strong growth in core deposit funding.  Portfolio loans and business bond financing, on a combined basis, grew by 5% while core deposits grew by 9% in 2017.  At the same time, asset quality remains strong with low levels of past due loans and non- performing assets, and now achieving five consecutive full years of net recoveries on previously charged-off loans.”

Macatawa Bank Corporation 4Q Results / page 2 of 5

Mr. Haan concluded, “Our long term strategy of driving profitable growth continues to deliver results as we remain committed to operating a well-disciplined company that will deliver superior financial services to the communities of Western Michigan, while also providing strong and consistent financial performance for our shareholders.”

Operating Results
Net interest income for the fourth quarter 2017 totaled $13.5 million, an increase of $379,000 from the third quarter 2017 and an increase of $1.2 million from the fourth quarter 2016.  Net interest margin was 3.25 percent, up 4 basis points from the third quarter 2017, and up 8 basis points from the fourth quarter 2016.

Average interest earning assets for the fourth quarter 2017 increased $29.3 million from the third quarter 2017 and were up $115.1 million from the fourth quarter 2016 primarily due to growth on the funding side of the balance sheet in core deposits.

Non-interest income increased $110,000 in the fourth quarter 2017 compared to the third quarter 2017 and decreased $446,000 from the fourth quarter 2016.  These fluctuations were primarily driven by gains on sales of mortgage loans.  Gains on sales of mortgage loans in the fourth quarter 2017 were down $68,000 compared to the third quarter 2017 and down $488,000 from the fourth quarter 2016.  The Bank originated $12.0 million in loans for sale in the fourth quarter 2017 compared to $11.3 million in loans for sale in the third quarter 2017 and $27.3 million in loans for sale in the fourth quarter 2016. Non-interest income in the third quarter 2017 was also impacted by $172,000 in net loss on sale of a property the Bank had held as a potential branch location.

Non-interest expense was $11.3 million for the fourth quarter 2017, compared to $10.8 million for the third quarter 2017 and $11.5 million for the fourth quarter 2016.  The largest component of non-interest expense was salaries and benefit expenses.  Salaries and benefit expenses were up $229,000 compared to the third quarter 2017 and were up $95,000 compared to the fourth quarter 2016.  For the full year 2017, salaries and benefits were down $64,000 compared to 2016. Total salaries and benefits expense has remained at a consistent level over the past several quarters and full years due to efforts to prudently manage overall cost levels.   The largest fluctuation between periods in non-interest expense was in nonperforming asset expenses.  Nonperforming asset expenses increased $282,000 compared to the third quarter 2017 and increased $105,000 compared to the fourth quarter 2016.  For the full year, nonperforming asset expenses were just $65,000 in 2017, compared to $1.3 million in 2016.  Total net realized losses on sales of other real estate owned properties were $103,000 for the fourth quarter 2017 compared to net realized gains of $190,000 for the third quarter 2017 and net gains of $280,000 for the fourth quarter 2016.  Other categories of non-interest expense in the fourth quarter 2017 were relatively flat compared to the third quarter 2017 and the fourth quarter 2016.

All in, total revenue, including both net interest income and non-interest income, grew by $2.7 million while non-interest expenses decreased by $2.1 million in 2017.

Federal income tax expense was $4.5 million for the fourth quarter 2017 compared to $2.2 million for the third quarter 2017 and $1.8 million for the fourth quarter 2016.  Federal income tax expense for the fourth quarter 2017 included a $2.5 million expense to revalue the Company’s net deferred tax assets in response to the tax reform law enacted in December 2017.

Macatawa Bank Corporation 4Q Results / page 3 of 5

Asset Quality
As a result of the consistent improvements in nonperforming loans and past due loans over the past several quarters, the reduction in historical loan loss ratios, and net loan recoveries experienced in the fourth quarter 2017, no provision for loan losses was recorded in the fourth quarter 2017.  Net loan recoveries for the fourth quarter 2017 were $166,000, compared to third quarter 2017 net loan recoveries of $214,000 and fourth quarter 2016 net loan recoveries of $364,000.  The Company has experienced net loan recoveries in each of the past twelve quarters and in the past five consecutive full years. Total loans past due on payments by 30 days or more were negligible and amounted to $995,000 at December 31, 2017, down 31 percent from $1.4 million at December 31, 2016.  Delinquency as a percentage of total loans was 0.08 percent at December 31, 2017, down from 0.11 percent at December 31, 2016.

The allowance for loan losses of $16.6 million was 1.26 percent of total loans at December 31, 2017, compared to 1.30 percent of total loans at September 30, 2017, and 1.32 percent at December 31, 2016.  The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 42.0-to-1 as of December 31, 2017.

At December 31, 2017, the Company's nonperforming loans were $395,000, representing 0.03 percent of total loans.  This compares to $521,000 (0.04 percent of total loans) at September 30, 2017 and $300,000 (0.02 percent of total loans) at December 31, 2016.  Other real estate owned and repossessed assets were $5.8 million at December 31, 2017, compared to $6.7 million at September 30, 2017 and $12.3 million at December 31, 2016. Total nonperforming assets, including other real estate owned and nonperforming loans, have decreased by $6.5 million, or 53 percent, from December 31, 2016 to December 31, 2017.

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	Dec 31, 2017	Sept 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016

Commercial Real Estate	$385	$440	$436	$252	$183
Commercial and Industrial	4	4	6	127	36
Total Commercial Loans	389	444	442	379	219
Residential Mortgage Loans	2	58	206	2	58
Consumer Loans	4	19	22	20	23
Total Non-Performing Loans	$395	$521	$670	$401	$300

Total non-performing assets were $6.2 million, or 0.33 percent of total assets, at December 31, 2017.  A break-down of non-performing assets is shown in the table below.

Dollars in 000s	Dec 31, 2017	Sept 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016

Non-Performing Loans	$395	$521	$670	$401	$300
Other Repossessed Assets	11	---	---	---	---
Other Real Estate Owned	5,767	6,661	7,097	12,074	12,253
Total Non-Performing Assets	$6,173	$7,182	$7,767	$12,475	$12,553

Macatawa Bank Corporation 4Q Results / page 4 of 5

Balance Sheet, Liquidity and Capital
Total assets were $1.89 billion at December 31, 2017, an increase of $87.2 million from $1.80 billion at September 30, 2017 and an increase of $149.2 million from $1.74 billion at December 31, 2016.  Total loans were $1.32 billion at December 31, 2017, an increase of $60.3 million from $1.26 billion at September 30, 2017 and an increase of $39.5 million from $1.28 billion at December 31, 2016.

Commercial loans increased by $39.8 million from December 31, 2016 to December 31, 2017, partially offset by a decrease of $323,000 in the Company’s residential mortgage and consumer loan portfolios.  Commercial real estate loans increased by $23.9 million while commercial and industrial loans increased by $15.9 million during the same period.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	Dec 31, 2017	Sept 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016

Construction and Development	$92,241	$84,659	$82,317	$78,910	$79,596
Other Commercial Real Estate	449,694	445,703	432,223	429,898	438,385
Commercial Loans Secured by Real Estate	541,935	530,362	514,540	508,808	517,981
Commercial and Industrial	465,208	418,838	435,218	453,311	449,342
Total Commercial Loans	$1,007,143	$949,200	$949,758	$962,119	$967,323

Total deposits were $1.58 billion at December 31, 2017, up $72.8 million from $1.51 billion at September 30, 2017 and were up $130.3 million, or 9 percent, from $1.45 billion at December 31, 2016.  The increase in total deposits from December 31, 2016 was across most deposit types.  The increase in interest-bearing checking of $68.2 million was partially offset by a decrease of $10.9 million in non-interest checking.  The other categories of deposits all increased including money market deposits (up $47.1 million), savings (up $8.1 million) and certificates of deposit (up $17.8 million). The Bank continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

The Bank's risk-based regulatory capital ratios at December 31, 2017 decreased slightly compared to September 30, 2017 and December 31, 2016 due to asset growth, partially offset by earnings growth.  All categories continue to be at levels comfortably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as "well capitalized" at December 31, 2017.

Macatawa Bank Corporation 4Q Results / page 5 of 5

About Macatawa Bank
Headquartered in Holland, Mich., Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for the past seven consecutive years as “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as “anticipates,” "believe," "expect," "may," "should," "will," ”intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, and future net interest margin.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, reduce future tax liabilities, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2016.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly			Twelve Months Ended
	4th Qtr	3rd Qtr	4th Qtr	December 31
EARNINGS SUMMARY	2017	2017	2016	2017	2016
Total interest income	$15,159	$14,626	$13,496	$57,676	$52,499
Total interest expense	1,642	1,488	1,204	5,732	4,959
Net interest income	13,517	13,138	12,292	51,944	47,540
Provision for loan losses	-	(350)	(250)	(1,350)	(1,350)
Net interest income after provision for loan losses	13,517	13,488	12,542	53,294	48,890

NON-INTEREST INCOME
Deposit service charges	1,125	1,172	1,113	4,466	4,425
Net gains on mortgage loans	301	369	789	1,574	3,024
Trust fees	866	801	810	3,277	3,096
Other	2,118	1,958	2,144	8,102	8,529
Total non-interest income	4,410	4,300	4,856	17,419	19,074

NON-INTEREST EXPENSE
Salaries and benefits	6,440	6,211	6,345	24,803	24,867
Occupancy	926	922	1,005	3,864	3,789
Furniture and equipment	772	797	780	3,050	3,256
FDIC assessment	135	134	140	539	778
Problem asset costs, including losses and (gains)	205	(77)	100	65	1,295
Other	2,775	2,769	3,118	11,367	11,797
Total non-interest expense	11,253	10,756	11,488	43,688	45,782
Income before income tax	6,674	7,032	5,910	27,025	22,182
Income tax expense	4,480	2,157	1,802	10,733	6,231
Net income	$2,194	$4,875	$4,108	$16,292	$15,951

Basic earnings per common share	$0.06	$0.14	$0.12	$0.48	$0.47
Diluted earnings per common share	$0.06	$0.14	$0.12	$0.48	$0.47
Return on average assets	0.49%	1.10%	0.97%	0.93%	0.95%
Return on average equity	5.03%	11.34%	10.08%	9.60%	10.06%
Net interest margin (fully taxable equivalent)	3.25%	3.21%	3.17%	3.24%	3.11%
Efficiency ratio	62.77%	61.68%	66.99%	62.98%	68.73%

BALANCE SHEET DATA	December 31	September 30	December 31
Assets	2017	2017	2016
Cash and due from banks	$34,945	$28,318	$27,690
Federal funds sold and other short-term investments	126,522	131,571	62,129
Securities available for sale	220,720	214,182	184,433
Securities held to maturity	85,827	61,927	69,378
Federal Home Loan Bank Stock	11,558	11,558	11,558
Loans held for sale	1,208	2,199	2,181
Total loans	1,320,309	1,260,037	1,280,812
Less allowance for loan loss	16,600	16,434	16,962
Net loans	1,303,709	1,243,603	1,263,850
Premises and equipment, net	46,629	46,822	50,026
Bank-owned life insurance	40,243	40,042	39,274
Other real estate owned	5,767	6,661	12,253
Other assets	13,104	16,163	18,241

Total Assets	$1,890,232	$1,803,046	$1,741,013

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$490,583	$497,310	$501,478
Interest-bearing deposits	1,088,427	1,008,868	947,246
Total deposits	1,579,010	1,506,178	1,448,724
Other borrowed funds	92,118	72,118	84,173
Long-term debt	41,238	41,238	41,238
Other liabilities	4,880	10,048	4,639
Total Liabilities	1,717,246	1,629,582	1,578,774

Shareholders' equity	172,986	173,464	162,239

Total Liabilities and Shareholders' Equity	$1,890,232	$1,803,046	$1,741,013

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly					Year to Date

	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
	2017	2017	2017	2017	2016	2017	2016
EARNINGS SUMMARY
Net interest income	$13,517	$13,138	$12,705	$12,583	$12,292	$51,944	$47,540
Provision for loan losses	-	(350)	(500)	(500)	(250)	(1,350)	(1,350)
Total non-interest income	4,410	4,300	4,478	4,231	4,856	17,419	19,074
Total non-interest expense	11,253	10,756	10,792	10,888	11,488	43,688	45,782
Federal income tax expense	4,480	2,157	2,129	1,966	1,802	10,733	6,231
Net income	$2,194	$4,875	$4,762	$4,460	$4,108	$16,292	$15,951

Basic earnings per common share	$0.06	$0.14	$0.14	$0.13	$0.12	$0.48	$0.47
Diluted earnings per common share	$0.06	$0.14	$0.14	$0.13	$0.12	$0.48	$0.47

MARKET DATA
Book value per common share	$5.10	$5.11	$5.01	$4.89	$4.78	$5.10	$4.78
Tangible book value per common share	$5.10	$5.11	$5.01	$4.89	$4.78	$5.10	$4.78
Market value per common share	$10.00	$10.26	$9.54	$9.88	$10.41	$10.00	$10.41
Average basic common shares	33,958,992	33,942,248	33,942,318	33,941,010	33,920,535	33,946,520	33,922,548
Average diluted common shares	33,965,344	33,947,269	33,948,127	33,948,584	33,923,371	33,952,872	33,922,548
Period end common shares	33,972,977	33,941,953	33,938,486	33,944,788	33,940,788	33,972,977	33,940,788

PERFORMANCE RATIOS
Return on average assets	0.49%	1.10%	1.11%	1.05%	0.97%	0.93%	0.95%
Return on average equity	5.03%	11.34%	11.32%	10.86%	10.08%	9.60%	10.06%
Net interest margin (fully taxable equivalent)	3.25%	3.21%	3.24%	3.26%	3.17%	3.24%	3.11%
Efficiency ratio	62.77%	61.68%	62.81%	64.76%	66.99%	62.98%	68.73%
Full-time equivalent employees (period end)	340	343	344	338	342	340	342

ASSET QUALITY
Gross charge-offs	$45	$55	$139	$26	$47	$266	$205
Net charge-offs/(recoveries)	$(166)	$(214)	$(374)	$(234)	$(364)	$(988)	$(1,231)
Net charge-offs to average loans (annualized)	-0.05%	-0.07%	-0.12%	-0.07%	-0.12%	-0.08%	-0.10%
Nonperforming loans	$395	$521	$670	$401	$300	$395	$300
Other real estate and repossessed assets	$5,778	$6,661	$7,097	$12,074	$12,253	$5,778	$12,253
Nonperforming loans to total loans	0.03%	0.04%	0.05%	0.03%	0.02%	0.03%	0.02%
Nonperforming assets to total assets	0.33%	0.40%	0.44%	0.71%	0.72%	0.33%	0.72%
Allowance for loan losses	$16,600	$16,434	$16,570	$16,696	$16,962	$16,600	$16,962
Allowance for loan losses to total loans	1.26%	1.30%	1.32%	1.32%	1.32%	1.26%	1.32%
Allowance for loan losses to nonperforming loans	4202.53%	3154.32%	2473.13%	4163.34%	5654.00%	4202.53%	5654.00%

CAPITAL
Average equity to average assets	9.68%	9.69%	9.76%	9.63%	9.62%	9.68%	9.47%
Common equity tier 1 to risk weighted assets (Consolidated)	11.31%	11.70%	11.60%	11.28%	11.03%	11.31%	11.04%
Tier 1 capital to average assets (Consolidated)	11.88%	12.04%	12.21%	12.11%	12.01%	11.88%	12.02%
Total capital to risk-weighted assets (Consolidated)	14.99%	15.50%	15.45%	15.12%	14.88%	14.99%	14.88%
Common equity tier 1 to risk weighted assets (Bank)	13.54%	13.99%	13.89%	13.60%	13.35%	13.54%	13.35%
Tier 1 capital to average assets (Bank)	11.56%	11.72%	11.87%	11.79%	11.69%	11.56%	11.69%
Total capital to risk-weighted assets (Bank)	14.62%	15.10%	15.02%	14.73%	14.49%	14.62%	14.50%
Tangible common equity to assets	9.15%	9.63%	9.70%	9.51%	9.33%	9.15%	9.33%

END OF PERIOD BALANCES
Total portfolio loans	$1,320,309	$1,260,037	$1,251,355	$1,266,128	$1,280,812	$1,320,309	$1,280,812
Earning assets	1,767,752	1,680,458	1,633,383	1,617,331	1,612,533	1,767,752	1,612,533
Total assets	1,890,232	1,803,046	1,759,063	1,748,853	1,741,013	1,890,232	1,741,013
Deposits	1,579,010	1,506,178	1,459,990	1,433,146	1,448,724	1,579,010	1,448,724
Total shareholders' equity	172,986	173,464	170,175	166,145	162,239	172,986	162,239

AVERAGE BALANCES
Total portfolio loans	$1,285,688	$1,252,075	$1,260,051	$1,264,835	$1,245,093	$1,265,682	$1,219,203
Earning assets	1,681,297	1,652,028	1,594,849	1,579,758	1,566,238	1,627,330	1,548,192
Total assets	1,802,386	1,775,302	1,723,575	1,706,643	1,696,007	1,752,303	1,673,584
Deposits	1,497,213	1,481,539	1,419,775	1,397,596	1,401,186	1,449,393	1,372,898
Total shareholders' equity	174,427	171,987	168,240	164,317	163,092	169,776	158,566